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                                                                     EXHIBIT 4.2

                      FIRST AMENDMENT TO RIGHTS AGREEMENT


     This Amendment is made and entered into as of the 16th day of May, 2001, by and between Integrated Measurement Systems, Inc. (the "Company") and Mellon Investor Services, L.L.C. (formerly ChaseMellon Shareholder Services, L.L.C.) (the "Rights Agent"), under the Rights Agreement, dated as of March 25, 1998, by and between the Company and the Rights Agent (the "Rights Agreement").

     WHEREAS, the Company and the Rights Agent have heretofore executed and entered into the Rights Agreement;

     WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may from time to time prior to the Distribution Date (as defined in the Rights Agreement) supplement or amend the Rights Agreement in accordance with the provisions of Section 27 thereof;

     WHEREAS, it is proposed that the Company enter into an Agreement and Plan of Merger and Reorganization (the "Merger Agreement"), among the Company, Credence Systems Corporation ("Parent") and Iguana Acquisition Corporation, a wholly-owned subsidiary of Parent ("Merger Sub");

     WHEREAS, the Merger Agreement contemplates that Parent will enter into a Shareholder Agreement with Cadence Design Systems, Inc. ("Cadence") pursuant to which Cadence will grant an irrevocable proxy to Parent to vote all shares of Company capital stock owned by Cadence on certain matters related to the Merger;

     WHEREAS, the Board of Directors of the Company has determined that the transactions contemplated by the Merger Agreement are fair to and in the best interests of the Company and its shareholders and has approved the Merger Agreement and the transactions contemplated thereby; and

     WHEREAS, the Board of Directors has determined that it is in the best interests of the Company and its shareholders to amend the Rights Agreement to exempt the Merger Agreement and the transactions contemplated thereby from the application of the Rights Agreement.

     NOW, THEREFORE, the Company and the Rights Agent hereby amend the Rights Agreement as follows:

     1. Section 1(a) of the Rights Agreement is hereby amended by adding the following sentence at the end of such Section:

  "Notwithstanding anything in this Agreement to the contrary, neither Credence Systems Corporation, a Delaware corporation ("Parent"), Iguana Acquisition Corporation, an Oregon corporation and wholly-owned subsidiary of Parent ("Merger Sub"), or any of their Affiliates or Associates, nor Cadence or any member of the Cadence Group, shall be deemed to be or become an Acquiring Person by virtue of (i) the approval, execution or delivery of the Agreement and Plan of Merger and Reorganization dated May 16, 2001 by and among the Company, Parent and Merger
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  Sub, as such agreement may be amended by the parties (the "Merger Agreement"),
  (ii) the approval, execution or delivery of the Shareholder Agreement dated as of May 16, 2001 by and between Parent and Cadence (the "Shareholder
  Agreement") or the execution and delivery by Cadence of the irrevocable proxy contemplated by the Shareholder Agreement, (iii) the performance of any of the transactions contemplated by the Merger Agreement and Shareholder Agreement pursuant to the terms of such agreements, or (iv) any acquisition of Common Stock pursuant to the terms of the Merger Agreement."

     2. Section 1(g) of the Rights Agreement is amended by adding the following sentence at the end of such Section:

  "Notwithstanding anything in this Agreement to the contrary, a Distribution Date shall not be deemed to have occurred as the result of (i) the approval, execution or delivery of the Merger Agreement, (ii) the approval, execution or delivery of the Shareholder Agreement or the execution and delivery by Cadence of the irrevocable proxy contemplated by the Shareholder Agreement, (iii) the performance of any of the transactions contemplated by the Merger Agreement and Shareholder Agreement pursuant to the terms of such agreements, or (iv) any acquisition of Common Stock pursuant to the terms of the Merger Agreement."

     3. Section 15 of the Rights Agreement is amended to add the following sentence at the end of such Section:

  "Nothing in this Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedies or claims under this Agreement by virtue of (i) the execution and delivery of the Merger Agreement,
  (ii) the execution and delivery of the Shareholder Agreement or the irrevocable proxy contemplated thereby, or (iii) the performance of any of the transactions contemplated by the Merger Agreement and the Shareholder Agreement pursuant to the terms of such agreements."

     4. This Amendment shall become effective as of the date of the Merger Agreement. If the Merger Agreement is terminated, this Amendment shall terminate effective as of the date of such termination, and the Company shall promptly notify the Rights Agent in writing of such an occurrence. The termination of this Amendment shall not prejudice any actions taken pursuant to the terms of the Merger Agreement or Shareholder Agreement prior to the date of such termination.

     5. This Amendment shall be deemed to be a contract made under the laws of the State of Oregon and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state; except that all provisions regarding the rights, duties and obligations of the Rights Agreement shall be governed and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such state.

     6. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

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     7.  In all respects not inconsistent with the terms and provisions of this
Amendment, the Rights Agreement is hereby ratified, adopted, approved and confirmed. In executing and delivering this Amendment, the Rights Agent shall be entitled to all of the privileges and immunities afforded to the Rights Agent under the terms and conditions of the Rights Agreement.

     8. If any term, provision, covenant, or restriction of this Rights Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment, and of the Rights Agreement, shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     IN WITNESS WHEREOF, the parties hereto having caused this Amendment to be duly executed as of the date and year first above written.

                              INTEGRATED MEASUREMENT SYSTEMS, INC.


                              By:   /s/ Keith L. Barnes
                                 ---------------------------------
                                    Keith L. Barnes
                                    Chief Executive Officer

                              MELLON INVESTOR SERVICES, L.L.C.


                              By:   /s/ Dennis Treibel
                                 ---------------------------------
                                    Dennis Treibel
                                    Vice President

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